EXHIBIT 99.1

                            Hi-Rise Recycling Systems
            Announces Increase of Credit Facilities With GE Capital;
                     Financing Increased for Working Capital

MIAMI--(BUSINESS WIRE)--July 11, 2000--Hi-Rise Recycling Systems, Inc. (Nasdaq:HIRI) announced today that the company has increased its credit facility with GE Capital to $63 million. The increase will be used for working capital requirements.

This arrangement calls for Hi-Rise to receive an increase in its existing senior working credit lines. In addition to the increase, the loan agreement was modified by revising some of the bank covenants and interest rates.

Don Engel, Chief Executive Officer, stated "This increase in our credit lines further demonstrates the support we have from GE Capital and the other financial institutions within our credit facility. We look forward to continuing this successful partnership with our bankers in securing our financial growth."

Hi-Rise Recycling Systems, Inc. is a recycling and waste equipment manufacturer which markets, designs, sells, installs and services recycling and waste systems for the waste hauler, municipal, industrial and residential markets. For more information visit the companies web-site at www.hiri.com or e-mail to info@hiri.com.

This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks and uncertainties or other factors which may cause actual results, performance or achievements of the company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Factors that might cause such a difference include, without limitation, decline in demand for the company's products, and the effect of general economic conditions generally and factors affecting the waste handling and construction industries.

CONTACT:

Hi-Rise Recycling Systems, Inc.
Blanca Acosta, Investor Relations, 305/597-0243 ext. 204 www.hiri.com or blanca@hiri.com or
Financial Relations: Lippert/Heilshorn & Associates, Inc.
Lisa D. Lettieri, Vice President, 212/838-3777 www.lhai.com or lisa@lhai.com